Exhibit (h) (31)

FORM OF AMENDED AND RESTATED AGREEMENT FOR

ADMINISTRATION AND SUPPORT SERVICES

     WHEREAS, Pacific Life Insurance Company (“Pacific Life”) and Pacific Select Fund (the “Fund”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), entered into an investment advisory agreement dated November 9, 1987, as amended and restated dated December    , 2004 (the “Advisory Agreement”);

     WHEREAS, the Advisory Agreement specifically provides that the Fund shall bear the expenses incurred in connection with providing administrative and support services other than those investment management services for which Pacific Life is specifically responsible under Section 2 and Section 3 of the Advisory Agreement, including but not limited to the following (hereinafter, “Covered Activities”):

(i)	Registering and qualifying the Fund or shares thereof with the Securities and Exchange Commission (“SEC”) and with any State Commissions;

(ii)	Providing accounting and legal services to the Fund;

(iii)	Maintaining the Fund’s legal existence;

(iv)	Holding shareholders’ meetings (including procuring and assisting with proxy tabulation and mailing services);

(v)	Preparing, printing, distributing and filing reports, notices, registration statement and proxy statements, to existing shareholders and preparing, printing and filing reports and other documents with government agencies including attendance at meeting and preparation of due diligence materials with respect to such matters; such reports and filings include, but are not limited to, Schedule 14A (proxy statements), Forms N-1A, N-14, N-SAR, N-PX, N-CSR, 24F-2 and N-Q and prospectus supplements;

(vi)	Providing, procuring, supervising or coordinating transfer agency, dividend disbursing agency, custodian, administrator, shareholder servicing agency services and services of other service providers;

(vii)	Oversight and assistance in calculating the Fund’s net asset value or the market value or fair value of the assets of the Fund, including the expense of obtaining quotations or engaging a pricing service;

(viii)	Preparing the Fund’s tax returns;

(ix)	Recordkeeping;

(x)	Establishing, overseeing and administering the Fund’s regulatory compliance program, including compliance with Rule 38a-1 under the 1940 Act and portfolio compliance monitoring (e.g., compliance with 1940 Act restrictions, registration statement policies, practices and restrictions, Subchapter M requirements, Section 817(h) requirements, and monitoring of portfolio securities placed on loan by the Fund);

(xi)	Preparing for and holding meetings of Trustees (including committees thereof), including preparation and coordination of board materials and attendance at such meetings by directors, officers and employees of Pacific Life, including persons who may serve as Trustees or officers of the Fund;

(xii)	Negotiating portfolio management agreements with Sub-Advisers;

(xii)	Review, oversight, and coordination in transitioning to new Sub-Advisers or new portfolio management personnel (including the services of legal, accounting and administrative personnel in performing due diligence and coordinating portfolio restructuring); and

(xiii)	Providing a liaison among the Fund, counsel to the Fund, and counsel to the independent Trustees of the Fund.

The Covered Activities may be further specified in an Appendix to this Agreement as may be agreed to from time to time by Pacific Life and the Fund, provided, however, that such Appendix shall be for purposes of illustration and shall not be deemed to be an exclusive list of the Covered Activities for which Pacific Life may be compensated under this Agreement.

     WHEREAS, the Fund desires that Pacific Life provide administration and support services in connection with such Covered Activities as the Fund may require (“Administration and Support Services”);

     WHEREAS, Pacific Life is willing to provide the Administration and Support Services;

     THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

     1.     Effective December    , 2004, Pacific Life will provide such Administration and Support Services that Pacific Life reasonably believes it and its personnel (including but not limited to legal, accounting, compliance, administrative and management personnel) may render in a cost effective manner. Administration and Support services shall not include any services for which Pacific Life is responsible pursuant to Section 2 or Section 3 of the Advisory Agreement, but shall include all other services provided by Pacific Life to the Fund.

     2.     Pacific Life has no intention of profiting by provision of Administration and Support Services to the Fund. As compensation for Administration and Support Services provided pursuant to this Agreement, Pacific Life shall bill the Fund, and the Fund shall pay Pacific Life, based upon the following procedure:

             (A)     For the services of any director, officer or employee of Pacific Life who serves as Trustee or President of the Fund (such person, a “PL affiliate”), the Fund shall pay to Pacific Life an amount equal to the current retainer fee for Trustees who are not “interested persons” of the Fund as defined under the 1940 Act (“Independent Trustees”) (without regard to chairperson fees), plus the per meeting fees paid to the Independent Trustees for attendance by PL affiliates at meetings of the Board of Trustees and Committees.

             (B)     A billable rate will be established for each Pacific Life director, officer or employee who provides Administration and Support Services other than those services set forth in (A) above. Such rate will be determined based upon the employee’s total estimated annual compensation, including benefits, and the departmental overhead. If a number of people are working in the same capacity, Pacific Life may utilize an average billable hourly rate for such services (e.g., if there are three accountants working on Covered Activities, the salaries, benefits and other compensation, along with overhead for all three people, may be added together to determine an average billable rate). Alternatively, if Pacific Life has established a standard billable hourly rate for an employee which it uses internally to bill its business units, such rates may be used to bill the Fund.

             (C)     Billable rates will be established for photocopying, printing, automatic mail compilations, and other mechanical services provided in connection with Covered Activities. Such rates may take into account the cost of the machinery (including repair costs), or if Pacific Life has established an internal billing rate for such items, such rate may be used to bill the Fund; provided, however, that such cost shall not exceed the cost of providing such services using outside sources of comparable quality.

             (D)     The following procedures will be observed in submitting bills to the Fund for services provided by Pacific Life and its officers and employees (except with respect to the fees paid pursuant to Paragraph 2(A) hereof):

(i)	Each officer or employee working on Fund matters for which reimbursement is sought will retain a record describing precisely the Covered Activity which was worked on and the amount of time spent on such matter. Time will be billed in increments of fifteen minutes.

(ii)	Time records will be submitted as back-up for each bill directed to the Fund.

(iii)	Bills will be submitted to the Fund for payment on a monthly basis.

     3.     In the event a mailing includes reports, prospectuses or supplements regarding both the Fund and a separate account of Pacific Life or Pacific Life & Annuity Company (“PL&A”), then Pacific Life or PL&A shall allocate expenses between Pacific Life and the Fund. Fund expenses shall be allocated in accordance with the Fund’s applicable policies and procedures.

     4.     For the avoidance of doubt, the Fund’s obligations hereunder shall include reimbursement to Pacific Life under these procedures for the time and/or expense of any officer, Trustee or employee of the Fund who is also affiliated with Pacific Life, for such person’s work on any of the Covered Activities.

     5.     The Fund agrees to pay Pacific Life monthly for its provision of services relating to Covered Activities.

     6.     The Fund has the right, through its Trustees, officers, or agents, to inspect, audit and copy all records pertaining to performance of services under this Agreement.

     7.     Either party to this Agreement may terminate this Agreement at any time without penalty upon thirty (30) days’ written notice to the other party.

     8.     This Agreement shall be governed by the laws of the State of California.

     9.     The parties shall construe this Agreement consistent with the terms of the Advisory Agreement and each party’s obligations thereunder.

     10.     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     11.     The obligations of this Agreement shall be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer, or shareholder of the Fund individually.

PACIFIC SELECT FUND	PACIFIC LIFE INSURANCE COMPANY

BY:	BY:

BY:

ADDENDUM A

ACCOUNTING SERVICES PROVIDED TO THE FUND BY

PACIFIC LIFE PERSONNEL

The following shall constitute a non-exclusive schedule of accounting services that may be provided By Pacific Life under this Agreement:

MONTHLY
Calculate fund performance returns
Review monthly fund performance returns
Prepare journal entries supporting schedule
Preparation of journal entries for payment of Pacific Life (“PL”) advisory fees and subadvisory fees to portfolio managers
Process State Street accounts payable
Dividend distributions

QUARTERLY
Calculate quarterly fund performance returns
Review quarterly fund performance returns
Prepare various reports for Quarterly Board Book
Review Quarterly Board Book materials
Review expense rates for Fund
Prepare schedule for expenses paid on behalf of the fund by Pacific Life
Process Fund reimbursements to Pacific Life (Other allowable expenses)
Prepare journal entry instructions to IFTC to book actual expenses
Attend Fund Quarterly Board Meeting

SEMI-ANNUAL
Statement of Assets and Liabilities, Statement of Operations and Statement of Changes in Net Assets
Notes to Financial Statements
Financial Highlights
Portfolio Listings
Miscellaneous (President Letter, MDFPs, printer coordination, etc.)
Prepare N-SAR, N-Q, and N-CSR
Review/make changes/follow-up — Semi-Annual Reports (Fund portion)
Review/make changes/follow-up — NSAR for Fund

ANNUAL
Statement of Assets and Liabilities, Statement of Operations and Statement of Changes in Net Assets
Notes to Financial Statements
Financial Highlights
Portfolio Listings
Miscellaneous (President Letter, MDFPs, printer coordination, etc.)
Review/make changes/follow-up — Annual Reports (Fund portion)
Research & write footnotes
24f-2 notice
Perform capital gain distribution calculations
Distributions: Test run mid-December (include research of new items)
Distributions: Review of worksheets on 12/31
Fund Tax Worksheets: Prepare & review
Fund Tax Tests: Prepare & review
Review Wash Sale Reports
Prepare entries to adjust Capital Accounts
Prepare audit schedules

Time with Auditors
Support Variable Regulatory Compliance (review prospectus & SAI)
Prepare Federal, State & Local Tax Returns and filings

MISCELLANEOUS:

Review and/or provide financial/accounting reports or other information in response to inquiries by or at the direction of officers or trustees of the Fund, including with respect to proxy statements.
Review financial or accounting information on a more frequent basis than described above if circumstances so warrant in the opinion of Pacific Life.
Attendance at Board Meetings.
Preparation of pro forma information
Preparation for and participation in meetings required under the Sarbanes-Oxley Act (including meetings pursuant to the Fund’s disclosure controls and procedures)

ADDENDUM B

LEGAL AND COMPLIANCE SERVICES PROVIDED TO PACIFIC SELECT FUND

BY PACIFIC LIFE ATTORNEYS AND COMPLIANCE STAFF

The following shall constitute a non-exclusive schedule of legal and compliance services that may be provided by Pacific Life under this Agreement:

Draft, prepare, review and edit:

Fund’s registration statement
Proxy/information statements
Combined proxy/registration statements on Form N-14
SEC N-SAR, N-CSR, N-PX, and N-Q, and other filings as may be required
Amendments or supplements to any of the foregoing
Recommendations and reports to Fund board
New or revised fund procedures
Documents, filings and correspondence relating to maintenance of the Fund’s legal existence
Shareholder correspondence
Securities law changes that may affect the Fund
Insurance laws and regulations that may affect the Fund

Preparation for and attendance at Fund Board meetings (including preparation of board materials)
Providing counsel with respect to legal/compliance issues relating to the Fund raised by the Fund’s trustees and officers or by Pacific Life’s regulatory compliance support staff
Providing general compliance monitoring and oversight, assisting in CCO responsibilities, and attention to matters related to compliance with Rule 38a-1 under the 1940 Act